EXHIBIT 10.41

NOBLE ENERGY, INC.
CHANGE OF CONTROL AGREEMENT

THIS CHANGE OF CONTROL AGREEMENT (the “Agreement”), made and entered into by and between NOBLE ENERGY, INC., a Delaware corporation (“Employer”), and ______________________ (“Executive”),

WITNESSETH THAT:

WHEREAS, Employer and Executive entered into a Change of Control Agreement effective as of ________________ (the “Prior Agreement”); and

WHEREAS, Employer and Executive now desire to amend the Prior Agreement to make certain changes designed to comply with the requirements of Internal Revenue Code section 409A;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, Employer and Executive hereby amend the Prior Agreement by restatement in its entirety effective as of January 1, 2008, to read as follows:

RECITALS

The Board of Directors of Employer (the “Board”) has determined that it is in the best interests of Employer to assure that Employer will have the continued dedication of Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below).  The Board believes it is imperative to diminish the inevitable distraction of Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control, to encourage Executive’s full attention and dedication to Employer currently and in the event of any threatened or pending Change of Control, and to provide Executive with compensation and benefit arrangements upon a Separation Event (as defined below) that ensure that such compensation and benefits are competitive with other corporations.

AGREEMENT

In consideration of Executive’s continued employment by Employer, as well as the promises, covenants and obligations contained herein, Employer and Executive agree as follows:

1.           Payment of Severance Amount.  Subject to the provisions of paragraph 4, upon the occurrence of a Separation Event with respect to Executive, Employer shall:

(a)           pay to Executive when due under Employer’s normal payroll practices all unpaid salary due to, and unreimbursed expenses incurred by, Executive in the performance of his duties for Employer through the Separation Date (as defined below);

(b)           pay Executive an amount equal to Executive’s Annual Cash Compensation (as defined in paragraph 2) multiplied by a factor of _________________, payable as a lump sum cash payment within 30 days following the Separation Date;

(c)           pay Executive an amount equal to Executive’s pro-rata (measured as (i) the number of days expired, as of the Separation Date, in the then-current calendar year, divided by (ii) 365) target bonus for the then-current year within 30 days following the Separation Date;

(d)           provide Executive with life, disability, medical and dental insurance at the level provided at either the date of the occurrence of a Change of Control or the Separation Date, as Executive shall in his sole discretion elect by providing written notice to Employer, for _____________________________ months following the Separation Date or such shorter period until Executive shall obtain substantially equivalent insurance coverage from a subsequent employer, if any, in the same manner as if Executive’s Separation from Service (as defined below) had not occurred until the end of such period.  Executive shall immediately notify Employer upon obtaining any insurance from a subsequent employer and shall provide all information required by Employer regarding such insurance to enable Employer to make a determination of whether such insurance is substantially equivalent;

(e)           notwithstanding Executive’s Separation from Service, preserve Executive’s rights to purchase the shares of Employer’s capital stock that are subject to then-outstanding options that have been granted to Executive by Employer (or pursuant to a stock option plan of Employer), so that all such options remain or become exercisable in accordance with their terms as if Executive’s Separation from Service had not occurred; and

(f)           within 30 days after receiving a detailed invoice for same, reimburse Executive, up to a maximum cumulative amount of   Dollars, for the reasonable fees of no more than __________ out-placement (or similar) service provider[(s)] engaged by Executive to assist in finding employment opportunities for Executive during the twelve-month period following the Separation Date.  All reimbursements to be made pursuant to this paragraph 1(f) shall be made to Executive no later than the end of the second calendar year following the calendar year in which Executive’s Separation Date occurs.

2.           Definitions.

(a)           A “Separation Event” shall be deemed to have occurred if Employer or any successor thereto causes Executive’s involuntary Separation from Service (within the meaning of Treas. Reg. 1.409A-1(n)) at any time within 24 months after a Change of Control for any reason other than (A) Cause (as defined below), or (B) incapacity due to physical or mental illness.  In addition, Employer shall be deemed to have caused Executive’s involuntary Separation from Service if Executive’s Separation from Service occurs following a Constructive Separation Event (as defined below).

(b)           A “Change of Control” shall be deemed to have occurred if:

(i)           individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least fifty-one percent (51%) of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by Employer’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board;

(ii)           the stockholders of Employer shall approve a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of Employer immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own outstanding voting securities representing at least fifty-one percent (51%) of the combined voting power entitled to vote generally in the election of directors (“Voting Securities”) of the reorganized, merged or consolidated company;

(iii)           the stockholders of Employer shall approve a liquidation or dissolution of Employer or a sale of all or substantially all of the stock or assets of Employer; or

(iv)           any “person,” as that term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than Employer, any of its subsidiaries, any employee benefit plan of Employer or any of its subsidiaries, or any entity organized, appointed or established by Employer for or pursuant to the terms of such a plan), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) of such person (as well as any “Person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall become the “beneficial owner” or “beneficial owners” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of Employer representing in the aggregate twenty-five percent (25%) or more of either (A) the then outstanding shares of common stock, par value $3.33 per share, of Employer (“Common Stock”) or (B) the Voting Securities of Employer, in either such case other than solely as a result of acquisitions of such securities directly from Employer.  Without limiting the foregoing, a person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote, or to direct the voting of, or to dispose, or to direct the disposition of, Common Stock or other Voting Securities of Employer shall be deemed the beneficial owner of such Common Stock or Voting Securities.

Notwithstanding the foregoing, a “Change of Control” of Employer shall not be deemed to have occurred for purposes of subparagraph (iv) of this paragraph 2(b) solely as the result of an acquisition of securities by Employer which, by reducing the number of shares of Common Stock or other Voting Securities of Employer outstanding, increases (i) the proportionate number of shares of Common Stock beneficially owned by any person to twenty-five percent (25%) or more of the shares of Common Stock then outstanding or (ii) the proportionate voting power represented by the Voting Securities of Employer beneficially owned by any person to twenty-five percent (25%) or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in clause (i) or (ii) of this sentence shall thereafter become the beneficial owner of any additional shares of Common Stock or other Voting Securities of Employer (other than a result of a stock split, stock dividend or similar transaction), then a Change of Control of Employer shall be deemed to have occurred for purposes of subparagraph (iv) of this paragraph 2(b).

(c)           “Annual Cash Compensation” shall, as determined on the Separation Date, be equal to the sum of (i) plus (ii), where “(i)” equals Executive’s annualized salary in effect on the date of the earliest Change of Control to occur during the 18-month period prior to the Separation Date, and “(ii)” equals the greater of (A) Executive’s annual target bonus for the then-current bonus period and (B) the average annual bonus paid or payable by Employer to Executive for the three-year period (or for the period of Executive’s employment, if Executive has not been employed for all of such three-year period) immediately preceding the date of the Change of Control.

(d)           For purposes of this Agreement, “Cause” shall mean (i) the willful and continued failure by Executive to perform his duties as ____________________ of Employer or any of its subsidiaries or his continued failure to perform duties reasonably requested or reasonably prescribed by the Board (other than as a result of Executive’s death or disability), (ii) the engaging by Executive in conduct that is materially monetarily injurious to Employer or any of its subsidiaries, (iii) gross negligence or willful misconduct by Executive in the performance of his duties that results in, or causes, material monetary harm to Employer or any of its subsidiaries, or (iv) Executive’s commission of a felony or other civil or criminal offense involving moral turpitude.  In the case of (i), (ii) and (iii) above, a finding of Cause for separation shall be made only after reasonable notice to Executive and an opportunity for Executive, together with counsel, to be heard before the Board.  A determination of Cause by the Board shall be effective only if agreed upon by a majority of the directors.

(e)           “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f)           A “Constructive Separation Event” shall be deemed to have occurred if Employer:

(i)           demotes Executive to a lesser position, in title or responsibility, as compared to the highest position held by him with Employer at the earlier of the occurrence of a Change of Control or the date on which a tentative agreement is reached by Employer, or a public announcement is made, regarding a proposed Change of Control that ultimately occurs;

(ii)           decreases Executive’s total annual compensation (i.e., the sum of his annual salary, his target bonus under Employer’s annual incentive bonus plan or similar plan in effect at the applicable time and the value of other employment benefits provided to Executive by Employer) below the level in effect at the earlier of the occurrence of a Change of Control or the date on which a tentative agreement is reached by Employer, or a public announcement is made, regarding a proposed Change of Control that ultimately occurs; provided, however, that a decrease in total annual compensation that results solely from an amendment or termination of any employee or group or other executive benefit plan, which amendment or termination is applicable to all executives of Employer, shall not constitute a Constructive Separation Event; or

(iii)           requires or requests Executive to relocate to a principal office more than 50 miles from the principal office at which Executive is employed immediately prior to a Change of Control; provided, however, that such a requirement or request for a relocation shall constitute a Constructive Separation Event only if made in connection with, and within 12 months after consummation of, the event or transaction that constitutes (or the approval of which constitutes) the Change of Control, and such 12-month period shall apply, for purposes of determining whether an event specified in this clause (iii) constitutes a Separation Event, in lieu of the 24-month period specified in paragraph 2(a).  For purposes of this clause (iii), it shall be presumed (and Employer shall have the burden of proof to overcome such presumption) that a requirement or request for a relocation is “in connection with” such an event or transaction if it is made within the 12-month period specified in this clause (iii).

(g)           “Separation from Service” shall mean, with respect to Executive, Executive’s separation from service (within the meaning of Section 409A of the Code and the regulations and other guidance promulgated thereunder) with the group of employers that includes Employer and each Affiliated Company.  An employee’s Separation from Service shall be deemed to occur on the date as of which the employee and his or her employer reasonably anticipate that no further services will be performed after such date or that the level of bona fide services the employee will perform after such date (whether as an employee or an independent contractor) will permanently decrease to no more than 20 percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the employer if the employee has been providing services to the employer less than 36 months).

(h)           “Affiliated Company” shall mean any incorporated or unincorporated trade or business or other entity or person, other than Employer, that along with Employer is considered a single employer under Section 414(b) or 414(c) of the Code; provided, however, that (i) in applying Section 1563(a)(1), (2), and (3) of the Code for the purposes of determining a controlled group of corporations under Section 414(b) of the Code, the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent” in each place the phrase “at least 80 percent” appears in Section 1563(a)(1), (2), and (3) of the Code, and (ii) in applying Treas. Reg. section 1.414(c)-2 for the purposes of determining trades or businesses (whether or not incorporated) that are under common control for the purposes of Section 414(c) of the Code, the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent” in each place the phrase “at least 50 percent” appears in Treas. Reg. section 1.414(c)-2.

(i)           A “Specified Employee” shall mean a specified employee within the meaning of Section 409A(a)(2) of the Code and the regulations and other guidance promulgated thereunder.  Each Specified Employee will be identified by the Compensation, Benefits and Stock Option Committee of the Board as of each December 31, using such definition of compensation permissible under Treas. Reg. section 1.409A-1(i)(2) as said Committee shall determine in its discretion, and each Specified Employee so identified shall be treated as a Specified Employee for the purposes of this Agreement for the entire 12-month period beginning on the April 1 following a December 31 Specified Employee identification date.

(j)           “Separation Date” shall mean the date of the occurrence of a Separation Event with respect to Executive.

3.           Gross Up Payment.  In the event that (i) Executive becomes entitled to the payment and benefits provided under paragraph 1 of this Agreement (the “Change of Control Payment”) and any of the Change of Control Payment will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code, or any successor provision, or (ii) any payments or benefits received or to be received by Executive pursuant to the terms of any other plan, arrangement or agreement (the “Benefit Payments”) will be subject to the Excise Tax, Employer shall pay to Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive, after deduction of any Excise Tax on the Change of Control Payment and the Benefit Payments, and any federal, state and local income tax and Excise Tax upon the payment provided for by this paragraph 3, shall be equal to the Change of Control Payment and the Benefit Payments.

For purposes of determining whether any of the Change of Control Payment or the Benefit Payments will be subject to the Excise Tax and the amount of such Excise Tax:

(i)           any payments or benefits received or to be received by Executive in connection with a change in control of Employer or Executive’s Separation from Service (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with Employer, any person whose actions result in change in control or any person affiliated with Employer or such persons) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, except to the extent that, in the opinion of tax counsel selected by the Board, such payments or benefits (in whole or in part) do not constitute parachute payments, or such excess payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code,

(ii)           the amount of the Change of Control Payment and the Benefit Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Change of Control Payment and the Benefits Payments or (B) the amount of excess parachute payments within the meaning of Sections 280G(b)(1) and (4) (after applying clause (i), above), and

(iii)           the value of any non-cash benefits or any deferred payment or benefit shall be determined by  tax counsel, selected by the Board, in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of Executive’s residence on the date of separation, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.  In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of Executive’s Separation from Service, Executive shall repay to Employer at that time that amount of such reduction in Excise Tax as is finally determined to be the portion of the Gross-Up Payment attributable to such reduction plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code.  In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of Executive’s Separation from Service (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), Employer shall make an additional gross-up payment to Executive in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

Any payment to be made to Executive pursuant to this paragraph 3 shall be made within 30 days after Executive remits the related taxes.

4.           Payment Delay for Specified Employees. Any provision of this Agreement to the contrary notwithstanding, if Executive is a Specified Employee on Executive’s Separation Date, then any payment to be made to Executive pursuant paragraph 1(b) or 1(c) of this Agreement shall be made on the first business day that is six (6) months after Executive’s Separation Date (or if earlier, within 30 days after the date of Executive’s death).

5.           Notices.  For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, (i) if to Employer, then addressed to its principal business office, to the attention of the corporate Secretary of Employer, and (ii) if to Executive, to his or her residence address as reflected in Employer’s records (or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt).

6.           Applicable Law.  This contract is entered into under, and shall be governed for all purposes by, the internal laws of the State of Texas, without regard to principles of conflicts of law requiring the application of the law of another State.

7.           Severability.  If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

8.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

9.           Withholding of Taxes.  Employer may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.

10.           No Employment Agreement.  Nothing in this Agreement shall give Executive any rights (or impose any obligations) to continued employment by Employer or any subsidiary thereof or successor thereto, nor shall it give Employer any rights (or impose any obligations) with respect to continued performance of duties by Executive for Employer or any subsidiary thereof or successor thereto.

11.           Payment Authority.  Any officer of Employer (other than Executive) is authorized to issue and execute a check, initiate a wire transfer or otherwise effect payment on behalf of Employer to satisfy Employer’s obligations to pay all amounts due to Executive under this Agreement.

12.           Assignment.

(a)           This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except as provided in the remainder of this paragraph 12.  Without limiting the foregoing, Executive’s right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by his will or by the laws of descent or distribution, and in the event of any attempted assignment or transfer contrary to this paragraph 12 Employer shall have no liability to pay any amount so attempted to be assigned or transferred.  This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(b)           Employer may:  (i) as long as it remains obligated with respect to this Agreement, cause its obligations hereunder to be performed by a subsidiary or subsidiaries for which Executive performs services, in whole or in part; (ii) assign this Agreement and its rights hereunder in whole, but not in part, to any party with or into which it may hereafter merge or consolidate or to which it may transfer all or substantially all of its assets, if said party shall by operation of law or expressly in writing assume to the reasonable satisfaction of Executive all liabilities of Employer hereunder as fully as if it had been originally named Employer herein; but may not otherwise assign this Agreement or its rights hereunder.  Subject to the foregoing, this Agreement shall inure to the benefit of and be enforceable by Employer’s successors and assigns.

(c)           The provisions of this paragraph 12 shall not prohibit or restrict the assignment or transfer by Executive of any otherwise assignable or transferable right of Executive to purchase the shares of Employer’s capital stock that are subject to any outstanding option that has been granted to Executive by Employer (or pursuant to a stock option plan of Employer).

13.           Release and Full Settlement.  Any provision of this Agreement to the contrary notwithstanding, as a condition to the receipt of any payment hereunder upon the occurrence of a Separation Event, Executive shall first execute a release, in such reasonable form as may be approved by the Board, releasing the Board, Employer and Employer’s affiliates, stockholders, officers, directors, employees and agents from any and all claims and from any and all causes of action of any kind or character, including but not limited to all claims or causes of action arising out of Executive’s employment with Employer or Executive’s Separation from Service, and the performance of Employer’s obligations hereunder and the receipt by Executive of the payments provided hereunder shall constitute full settlement of all such claims and causes of action.

14.           Modifications.  This Agreement shall not be varied, altered, modified, canceled, changed or in any way amended except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives.

15.           Dispute Procedure and Arbitration.  Any dispute arising in connection with this Agreement shall be resolved as follows:

(a)           If Executive believes that he has been denied any payment or benefit he is entitled to receive under this Agreement, within 60 days following such denial Executive shall file a written claim for such denied payment or benefit with the President of Employer (the “President”).  Such written claim shall detail the arguments and attach copies of the documents that support Executive’s claim for the denied payment or benefit.  Within 30 days after the receipt of such written claim, the President shall review such claim and notify Executive as to whether he is entitled to such payment or benefit.  Such a notification from the President shall be in writing and, if denying Executive’s claim for such payment or benefit, shall set forth the specific reason or reasons for the denial and make specific reference to the pertinent provisions of this Agreement.

(b)           Any dispute arising in connection with this Agreement that is not resolved to the satisfaction of Executive pursuant to the procedure provided for in paragraph 15(a) above, shall be finally resolved by arbitration in Houston, Texas, governed by the Federal Arbitration Act and conducted pursuant to and in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association.  Either Employer or Executive may request arbitration by sending written notice to the other party.  In any such arbitration, the only issues to be considered and determined by the arbitrator(s) shall be issues pertaining to legal and equitable rights and obligations of the parties under this Agreement and any applicable law.  A decision and award of the arbitrator(s) shall be final, and may be entered in any court having jurisdiction thereof, and application may be made to such court for judicial acceptance and/or an order enforcing such decision and/or award.  Judicial review of any decision or award shall be in accordance with the Federal Arbitration Act, except that review of any award of punitive or exemplary damages shall be conducted as if the award of such damages were made by a jury sitting in a federal district court in Houston, Texas.  In the event the arbitrator(s) determine there is a prevailing party in the arbitration, the prevailing party shall recover from the losing party all costs of arbitration, including but not limited to the fees of the arbitrator(s) and reasonable attorneys’ fees incurred by the prevailing party.  The provisions of this paragraph 15(b) shall not be construed to limit or to preclude either party from bringing an action in any court of competent jurisdiction for injunctive relief.

16.           Interpretation.  This Agreement is intended to provide compensation and benefits that are not subject to the tax imposed under Section 409A of the Code and shall be interpreted to the extent possible in accordance with such intent.

IN WITNESS WHEREOF, the parties have executed this Agreement on this ___ day of _______________, 200____, to be effective as of January 1, 2008.

NOBLE ENERGY, INC.

By:
Name:
Title: